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                                                                     EXHIBIT 8.1

                       [Letterhead of Faegre & Benson LLP]



                                 April __, 2004


Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

         We have acted as counsel to Stellent, Inc., a Minnesota corporation ("Stellent"), in connection with the registration by Stellent under the Securities Act of 1933, as amended (the "Securities Act"), of shares of its common stock, $0.01 par value per share (the "Shares"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"). The Shares are being issued pursuant to the Agreement and Plan of Merger, dated as of January 11, 2004 (the "Agreement"), among Stellent, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of Stellent ("Merger Sub"), and Optika Inc., a Delaware corporation ("Optika"), providing for the merger of Optika with and into Merger Sub (the "Merger"). In addition, Stellent and Optika have prepared a Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), which is contained in and made a part of the Registration Statement.

         Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or officers' certificates dated of even date herewith (the "Certificates") provided to us by Stellent and Optika for use in preparing our opinion.

         You have requested our opinion as to the material federal income tax consequences of the Merger to Stellent and its shareholders. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the Merger and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit and the benefit of your shareholders. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.


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Optika, Inc.
__________, 2004
Page 2


         In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

         In addition, we have assumed, with your consent: (i) that the facts stated in the Proxy Statement/Prospectus and in any other materials that we have reviewed are accurate, (ii) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement, and that the parties to the Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement, (iii) the continuing truth and accuracy at all times through the Effective Time of the representations and warranties made by the parties to the Agreement, (iv) the truth and accuracy of the representations made in the Certificates and (v) that any such representations or warranties made "to the knowledge" or based on the belief of the parties are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

         Our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the "IRS") and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

         No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or


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Optika, Inc.
__________, 2004
Page 3


assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         Based upon and subject to the foregoing and following paragraphs, we confirm to you that the discussion under the caption "The Merger--Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus reflects our opinion regarding the material United States federal income tax consequences of the Merger to Stellent and its shareholders.

         Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service. This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                                         Very truly yours,